Exhibit (c)(2)

Private and Confidential Project Raptor Goldman, Sachs & Co. May 20, 2016 Goldman Sachs does not provide accounting, tax, or legal advice. Notwithstanding anything in this document to the contrary, you (and each of your employees, representatives, and other agents) may disclose to any and all persons the US federal income and state tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to you relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind.

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Notwithstanding anything in this Confidential Information to the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind. The Confidential Information has been prepared by the Investment Banking Division of Goldman Sachs and is not a product of its research department. Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. 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Talen’s Trading Performance | Since Spin Private and Confidential 20% 40% 60% 80% 100% 120% May-2015 Jul-2015 Sep-2015 Nov-2015 Jan-2016 Mar-2016 May-2016 UTY 7.22 3.99 EXC (1.86) Hybrids (2.35) ETR (2.54) S&P500 (3.83) FE (9.00) CPN (30.54) Nat Gas (33.52) IPP (39.11) TLN (40.58) NRG (41.23) DYN (45.57) Since: Spin 29-Dec-15¹ YTD 17-Feb-16² 22-Feb-16³ 1-Apr-164 1M 3M 6M TLN (40.6)% 84.6% 97.9% 87.7% 98.6% 22.8% 3.9% 94.2% 52.4 % CPN (30.5) (1.1)% (0.3)% 10.2% 17.2% (6.4)% (5.3) 11.0 (1.6) DYN (45.6) 38.5% 36.5% 116.2% 146.2% 22.6% 14.2 126.4 7.7 NRG (41.2) 32.6% 30.1% 50.1% 44.8% 19.9% 11.1 46.8 26.2 IPP (39.1) 23.3% 22.1% 58.8% 69.4% 12.0% 6.7 61.4 10.8 Hybrids (2.4) 9.8% 11.3% 4.4% 0.9% (7.6)% (5.2) 1.4 12.9 S&P 500 (3.8) (1.5)% 0.2% 6.3% 5.3% (1.2)% (2.2) 6.8 (1.7) UTY Index 7.2 8.3% 9.6% 4.2% 2.0% (4.6)% (3.2) 2.5 11.7 Nat Gas (33.5) (15.6)% (14.4)% 3.0% 9.9% 2.3% 3.1 8.0 (14.7) Source: Bloomberg market data as of 18-May-2016 Note: IPPs include CPN, DYN, and NRG. Hybrids include EXC, ETR, PEG and FE. Natural gas represents NYMEX Henry Hub spot prices.. ¹ Initial disclosure to 3 banks. ² Additional disclosure to 6 banks. ³ Incremental disclosure to 3 further banks. 4 Date of SparkSpread Leaks. 3

Implied Share Price based on Peer Performance C harts Show Last 6 Months Private and Confidential Talen implied price calculated based on relative share price performance of peers since each respective date Implied Price | Since Dec-29-2015 $4 $8 $12 $16 Nov-15 Dec-15 Jan-16 Feb-16 Mar-16 Apr-16 May-16 Implied Price CPN $6.61 DYN 9.25 NRG 8.85 S&P 6.58 UTY 7.24 Current $12.33 IPP $7.93 Hybrids $7.31 Nat Gas $5.64 Implied Price | Since Feb-17-2016 $4 $8 $12 $16 Nov-15 Dec-15 Jan-16 Feb-16 Mar-16 Apr-16 May-16 Implied Price CPN $7.24 DYN 14.20 NRG 9.86 S&P 6.98 UTY 6.85 Current $12.33 IPP $9.42 Hybrids $6.86 Nat Gas $6.77 Implied Price | Since Feb-22-2016 $4 $8 $12 $16 Nov-15 Dec-15 Jan-16 Feb-16 Mar-16 Apr-16 May-16 Current $12.33 IPP $9.30 Hybrids $6.26 Nat Gas $6.82 Implied Price | Since Apr-1-2016 $4 $8 $12 $16 Implied Price CPN $9.39 DYN 12.31 NRG 12.04 S&P 9.92 UTY 9.58 Current $12.33 IPP $10.94 Nat Gas $10.27 Hybrids $9.28 Nov-15 Dec-15 Jan-16 Feb-16 Mar-16 Apr-16 May-16 Source: Bloomberg market data as of 18-May-2016 Note: IPP Peers include CPN, DYN and NRG. Hybrid Peers include EXC, ETR, PEG and FE. 4

INVESTMENT BANKING DIVISION

Events of Consideration Since Acquisition Proposal

Since 11th-Feb-2016

Private and Confidential

$13.00/Share Offer Price Represents a 109% Premium to 11th Feb 2016 ($6.22), and a 100.5% ($6.48) and 90.1% ($6.84) Premium Compared to the 30 and 60 day VWAPs Respectively. Represents 87% Premium to 60-Day VWAP one day prior to SparkSpread Leak[1]

Headwinds	Sector Outlook	■ Analyst price targets for IPP peers fell almost **(10)%**
	Negative Growth	■ IBES Median estimates for 2017E and 2018E EBITDA for the IPPs decreased by **(2.9)%** and **(2.7)%** respectively — 2017E decreased from $2,075 to $2,014 and 2018E decreased from $2,217 to $2,157
	Demand	■ Q1 GDP growth came in at **0.5%** for Q1, well below GS expected growth of GS **1.0%** and lower than consensus forecast of **0.7%**
	PJM Capacity	■ Market analysts revised their estimates for RTO 2019/2020 BRA clearing prices downward, with some calling for prices up to **27% lower** than the previous BRA
	PJM Power	■ In the first three months of 2016, average PJM energy market net revenues were down **(62)%** for a new combustion turbine, **(51)**% for a new combined cycle, **(82)**% for a new coal plant, **(85)**% for a new diesel unit and **(62)%** for a new nuclear plant, relative to the same period in 2015
	ISO-NE Capacity	■ Downward Pressure on Reliability Payments – ISO-NE's FCA #10, which cleared on Feb-11-2016, was **25% lower** than the previous year's capacity auction due to greater than expected new capacity entering the market
	Borrowing Costs	■ 10-yr treasury increased by **16 bps**
Tailwinds	Commodity Rally	■ Oil has rallied by nearly **84%** in the spot market with 2017 outlook improving as well by over **9%** ■ 2017 and 2018 Natural Gas Forward has increased by **6.2%** and **5.0%** respectively
	IPP Performance	■ IPPs ex. TLN have rallied by **32.6%** median performance since offer
	Valuation Expansion	■ Median IPP 2017E EBITDA multiple increased by **0.6x**
	FOMC Hikes	■ As of Feb 11, GS expected a total of **four** 25bp hikes over the course of 2016. GS Research now sees a total of **two** rate hikes this year and **three hikes** in 2017

Source: Wall Street Research. PJM, ISO-NE and Bloomberg market data as of 18-May-2016

[1] Leak date representative of 01-Apr-2016 when SparkSpread article was published.

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